Exhibit 99.1

RE:	Raven Industries, Inc. P.O. Box 5107 Sioux Falls, SD 57117-5107
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet
Chief Financial Officer	Analyst/Media Inquiries
(605) 336-2750	(312) 640-6672
FOR IMMEDIATE RELEASE
MONDAY, MAY 24, 2010
RAVEN INDUSTRIES BOARD ANNOUNCES MANAGEMENT SUCCESSION
Dan Rykhus to become CEO following retirement of Ron Moquist in August 2010
SIOUX FALLS, SD—May 24, 2010—Raven Industries, Inc. (Nasdaq NGS: RAVN) board of directors today announced that Ronald M. Moquist, current president and chief executive officer, will retire on August 20, 2010. The board has elected Daniel A. Rykhus, executive vice president, to succeed him.
Thomas S. Everist, chairman of the board, said, “Since Ron took over as CEO ten years ago, he has done an extraordinary job building Raven and each of its divisions while delivering value to all stakeholders. Under his leadership, the company has more than doubled its revenues and increased earnings per share by more than five times, sustaining our record of market outperformance compared with our peers. We thank him for his dedication and guidance over the years.”
“I’m extremely proud of what we’ve accomplished since I joined Raven in 1975,” Moquist said. “With the company’s growth prospects more promising than ever and an experienced executive team that is ready to lead, it’s the right time for me to step aside. I’ll be 65 in September.”
Everist added, “The Board strongly believes that Dan is ideally qualified to be our next president and chief executive officer. Under his leadership the Applied Technology Division’s precision agriculture business has grown to more than $100 million in sales, making it our largest operation. We are confident that he will continue Raven’s legacy of profitable growth and disciplined capital management.”
“I’m deeply honored to have the opportunity to lead Raven through its next phase of growth,” said Rykhus. “Ron has been a valuable mentor to me over the years. My aim is to uphold his high standards for excellence.”
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Raven Industries, Inc.
Add 1
Mr. Rykhus has served as Executive Vice President of Raven since 2004 and as a member of the Board of Directors since 2008. He was the General Manager of the Applied Technology Division from 1998 through 2009, joining the Company in 1990 as Director of World Class Manufacturing. He also serves on the boards of the Washington Pavilion and Sioux Empire Junior Achievement, in Sioux Falls, SD.
About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronic precision-agriculture products, reinforced plastic sheeting, electronics manufacturing services and specialty aerostats and sewn products to niche markets.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines—as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
On the Internet, information is available at the company’s website, www.ravenind.com.
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